                                SCHEDULE 14A
                               (Rule 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X]  Definitive Proxy Statement               RULE 14a-6(e) (2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          PREMIERE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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

                           3399 Peachtree Road, N.E.
                              The Lenox Building
                                   Suite 600
                            Atlanta, Georgia 30326

                                                                   May 20, 1999

Dear Shareholder:

  On behalf of the Board of Directors and management of Premiere Technologies, Inc., you are cordially invited to the Annual Meeting of Shareholders to be held on Tuesday, June 22, 1999, at 9:00 a.m. at the JW Marriott Hotel at Lenox, 3300 Lenox Road, N.E., Atlanta, Georgia 30326.

  At the Annual Meeting, shareholders will be asked to:

  . elect three directors for three-year terms and one director for a one-year term;

  .  approve an Associate Stock Purchase Plan; and

  . transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These matters are described in the accompanying Notice of Annual Meeting and Proxy Statement.

  It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking the enclosed proxy card. Please then sign and date the proxy card and return it in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at the meeting.

  If you plan to attend the meeting, please check the card in the space provided. This will assist us with meeting preparations and will enable us to expedite your admittance. If your shares are not registered in your own name, and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                                          Sincerely,

                                          /s/ Boland T. Jones
                                          Boland T. Jones
                                          Chief Executive Officer and
                                          Chairman of the Board

                          Premiere Technologies, Inc.
                           3399 Peachtree Road, N.E.
                              The Lenox Building
                                   Suite 600
                            Atlanta, Georgia 30326

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ----------------


                          To be held on June 22, 1999

TO THE SHAREHOLDERS:

  NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of Premiere Technologies, Inc. (the "Company") will be held at the JW Marriott Hotel at Lenox, 3300 Lenox Road, N.E., Atlanta, Georgia, 30326, on Tuesday, June 22, 1999 at 9:00 a.m. for the purposes of:

  1. Electing three directors to serve until the 2002 Annual Meeting of Shareholders and one director to serve until the 2000 Annual Meeting of Shareholders;

  2. Approving the Company's Associate Stock Purchase Plan; and

  3. Transacting such other business as may properly come before the Annual Meeting or any adjournments thereof.

  Information relating to the foregoing matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on April 15, 1999 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                                          By Order of the Board of Directors.

                                          /s/ Patrick G. Jones
                                          Patrick G. Jones
                                          Corporate Secretary


Atlanta, Georgia
May 20, 1999

  PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

                          PREMIERE TECHNOLOGIES, INC.

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 22, 1999

  This Proxy Statement is furnished to the shareholders of Premiere Technologies, Inc., a Georgia corporation ("Premiere" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Tuesday, June 22, 1999, at 9:00 a.m. at the JW Marriott Hotel at Lenox, 3300 Lenox Road, N.E., Atlanta, Georgia 30326.

  The approximate date on which Premiere is first mailing this Proxy Statement and the accompanying proxy card to shareholders is May 20, 1999.

                                    VOTING

General

  The securities that can be voted at the Annual Meeting consist of the
Company's:

  .  Common Stock, $.01 par value per share ("Common Stock"); and

  .  Series B Voting Preferred Stock (the "Preferred Stock").

  Holders of Common Stock are entitled to cast one vote for each share held on the record date on each matter submitted to the shareholders at the Annual Meeting. There is one share of Preferred Stock outstanding and entitled to vote. The holder of the outstanding share of Preferred Stock is entitled to the number of votes that the holders of the shares of exchangeable non-voting shares of Voice-Tel of Canada Limited, a subsidiary of the Company (the "Exchangeable Shares"), would be entitled to cast if all such Exchangeable Shares were exchanged for Common Stock on a one-to-one basis.

  The record date for the determination of shareholders who are entitled to receive notice of and to vote at the Annual Meeting has been fixed by the Board of Directors as the close of business on April 15, 1999. On the record date, 46,127,667 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting, assuming the conversion of all the Exchangeable Shares.

Quorum and Vote Required

  For each proposal to be considered at the Annual Meeting, the presence, in person or by proxy, of a majority of the votes entitled to be cast on the proposal is necessary to constitute a quorum for action on that matter. Abstentions, votes withheld from any nominee and broker nonvotes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be counted as present for purposes of determining the presence or absence of a quorum with regard to any proposal at the Annual Meeting.

  The following shareholder votes will be required for approval of the proposals to be submitted at the Annual Meeting.

  . With regard to the proposal to elect three directors to serve until the 2002 Annual Meeting of Shareholders and one director to serve until the 2000 Annual Meeting of Shareholders (Proposal 1), each director must each be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote. With respect to Proposal 1, shareholders may vote "for" all of the director nominees, "withhold" authority to vote for all of the nominees or withhold authority to vote for any individual nominee(s) but vote for all other nominees. Shares that are withheld from voting as to any nominee and broker nonvotes will not affect the outcome.

  . Approval of the proposal to adopt the Company's Associate Stock Purchase Plan (Proposal 2) will require that votes cast in favor of the proposal exceed the votes cast against the proposal at the Annual Meeting. With respect to Proposal 2, shareholders may vote "for," "against" or "abstain" from voting. As a result, abstentions and broker nonvotes will not affect the outcome.

Proxies; Other Matters That May Come Before the Annual Meeting

  The accompanying proxy card is for use at the Annual Meeting if a shareholder is unable to attend in person or is able to attend but does not wish to vote in person. Shareholders should specify their choices with regard to each proposal on the enclosed proxy card. All properly executed and dated proxy cards delivered by shareholders to the Company in time to be voted at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions given. If no specific instructions are given, the shares represented by a signed and dated proxy card will be voted "FOR" the election of the four director nominees named in Proposal 1 and "FOR" Proposal 2.

  The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting. As permitted by Rule 14a-4(c) of the Securities and Exchange Commission, the persons named as proxies on the proxy cards will have discretionary authority to vote in their judgment on any proposals presented by shareholders for consideration at the Annual Meeting that are submitted to the Company after April 15, 1999, which management believes is a reasonable time before the Company first mailed its proxy materials for this year. Such proxies also will have discretionary authority to vote in their judgment upon the election of any person as a director in place of a nominee named in Proposal 1 who is unable to serve or for good cause will not serve as a director, and upon matters incident to the conduct of the Annual Meeting.

  The giving of a proxy does not affect the right to vote in person should the shareholder attend the Annual Meeting. Any shareholder who has given a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company at Premiere Technologies, Inc., 3399 Peachtree Road, N.E., The Lenox Building, Suite 600, Atlanta, Georgia 30326, Attention: Patrick G. Jones, Corporate Secretary, by executing and delivering a proxy card bearing a later date to Mr. Jones, or by voting in person at the Annual Meeting. If a shareholder will not be attending the Annual Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Annual Meeting.

  In addition to soliciting proxies directly, the Company has requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. The Company also may solicit proxies through its directors, officers and employees in person and by telephone and facsimile, without payment of additional compensation to such persons. The Company has retained Morrow & Company to assist with the solicitation of proxies, the estimated cost of which is $4,000, plus expenses. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth to the best of the Company's knowledge certain information as of April 25, 1999 regarding the beneficial ownership of the Company's voting stock by:

  . each person who is known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities;

  .  each director and each nominee for director of the Company;

  .  each Named Executive Officer of the Company (as defined below); and

  . all of the Company's executive officers, directors and each person nominated to become a director as a group.

                                                         Shares       Percent
                                                      Beneficially    of Class
Name of Beneficial Owner                               Owned (1)       Owned
------------------------                              ------------    --------
Boland T. Jones......................................  3,774,198(2)      7.9%
George W. Baker, Sr. ................................    180,832(3)        *
Raymond H. Pirtle, Jr................................    113,030(4)        *
Roy B. Andersen, Jr..................................    248,627(5)        *
Jeffrey A. Allred....................................          0(6)        *
William P. Payne.....................................    305,500(7)        *
Patrick G. Jones.....................................    323,428(8)        *
Jackie M. Ward.......................................          0           *
Jeffrey T. Arnold....................................      1,000(9)        *
All current executive officers and directors as a
 group (12 persons)..................................  4,954,365(10)    10.2%

--------
*Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of the Company's Common Stock subject to warrants or options that are currently exercisable or exercisable within 60 days of April 25, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such warrants or options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) Includes 1,925,694 shares held of record by Mr. Jones, 1,703,624 shares subject to warrants or options that are currently exercisable or exercisable within 60 days, 590 shares held of record by Mr. Jones' wife for which Mr. Jones holds the right to vote pursuant to an irrevocable proxy granted by Mrs. Jones to Mr. Jones, and 144,290 shares held of record by 22 shareholders for which Mr. Jones holds the right to vote pursuant to irrevocable proxies granted by such shareholders to Mr. Jones. Does not include 250 shares held of record by Mr. Jones' wife, as custodian for the benefit of two unrelated minor children under the Uniform Gifts to Minors Act, or 90,900 shares held in four grantor retained annuity trusts, as to which shares Mr. Jones disclaims beneficial ownership. The address of Mr. Jones is 3399 Peachtree Road, N.E., The Lenox Building, Suite 600, Atlanta, Georgia 30326. Does not include 300,000 shares subject to warrants or options that are currently vested but were repriced in December 1998 and are subject to a black-out period prohibiting exercise through December 15, 1999.
(3) Includes 110,832 shares held of record by Mr. Baker and 70,000 shares subject to warrants or options that are currently exercisable or exercisable within 60 days. Does not include 44,000 shares held of record by Mr. Baker's wife, as to which shares Mr. Baker disclaims beneficial ownership.
(4) Includes 50,000 shares and 3,030 shares issuable upon conversion of $100,000 of the 5 3/4% Convertible Subordinated Notes Due 2004 of Premiere (the "Notes") which are convertible into Common Stock at an exercise price of $33.00 per share, all of which are held in a 401(k) plan for the benefit of Mr. Pirtle. Also includes 60,000 shares subject to warrants or options that are currently exercisable or exercisable within 60 days.
(5) Includes 234,064 shares held of record by Mr. Andersen and 14,563 shares subject to warrants or options that are currently exercisable or exercisable within 60 days. Does not include 583,500 shares that are subject to warrants or options that were repriced in December 1998 and are subject to a black-out period prohibiting exercise through December 15, 1999.
(6) Does not include 138,849 shares that are subject to warrants or options that are currently vested but were repriced in December 1998 and are subject to a black-out period prohibiting exercise through December 15, 1999.
(7) Includes 5,500 shares held of record by Mr. Payne and 300,000 shares subject to options that are currently exercisable or exercisable within 60 days.
(8) Includes 19,528 shares held of record by Mr. Jones, 213,000 shares subject to warrants or options that are currently exercisable or exercisable within 60 days, and 90,900 shares owned by four trusts of which Mr. Jones is the sole trustee. Does not include 65,000 shares that are subject to warrants or options that are currently vested but were repriced in December 1998 and are subject to a black-out period prohibiting exercise until December 15, 1999.
(9) Includes 1,000 shares held of record by Mr. Arnold.
(10) Includes 2,361,187 shares subject to warrants or options that are currently exercisable or exercisable within 60 days, and 3,030 shares issuable upon conversion of $100,000 of the Notes that are held in a 401(k) plan for the benefit of Mr. Pirtle.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

Nominees

  Pursuant to the Company's Amended and Restated Bylaws (the "Bylaws"), the number of directors of the Company may not be less than three nor more than eight, with the precise number to be determined by resolution of the Company's Board of Directors from time to time. Currently, the Board is comprised of eight directors. The Company's Board of Directors is divided into three classes, which are as nearly equal in number as possible. The directors in each class are elected by the shareholders for a term of three years and until their successors are elected and qualified. The term of office of one of the classes of directors expires each year at the Annual Meeting of Shareholders, and a new class of directors is elected by the shareholders each year at that time.

  At the Annual Meeting, the terms of two Class II directors, Raymond H. Pirtle, Jr. and Roy B. Andersen, Jr., will expire, and the Board of Directors has nominated each of these individuals to stand for re-election as directors at the Annual Meeting. In addition, Jackie M. Ward was appointed by the Board of Directors as a Class II director in December 1998 to fill the vacancy created when the size of the Board of Directors was increased, thereby creating an additional Class II director. The Board of Directors has nominated Ms. Ward for election as a director at the Annual Meeting. Further, Jeffrey T. Arnold was appointed by the Board of Directors as a Class III director in April 1999 to fill the vacancy created when the size of the Board of Directors was further increased, creating an additional Class III director. The Board of Directors has nominated Mr. Jeffrey T. Arnold for election as a director at the Annual Meeting.

  If elected by the shareholders, each of the Class II nominees will serve a three-year term which will expire at the 2002 Annual Meeting of Shareholders and the Class III nominee will serve a one-year term which will expire at the 2000 Annual Meeting of Shareholders. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located and nominated by resolution of the Board of Directors, or by resolution provide for a lesser number of directors.

  The Board of Directors unanimously recommends that shareholders vote "FOR" the proposal to elect Raymond H. Pirtle, Jr., Roy B. Andersen, Jr. and Jackie
M. Ward as directors of the Company for three-year terms expiring at the 2002 Annual Meeting of Shareholders and until their successors have been duly elected and qualified, and to elect Jeffrey T. Arnold for a term expiring at the 2000 Annual Meeting of Shareholders and until his successor has been duly elected and qualified.

Information Regarding Nominees and Continuing Directors and Executive Officers

  The following table sets forth certain information regarding the four nominees for director, the four incumbent directors whose terms as directors will continue following the Annual Meeting and the executive officers.

    Class II Directors Nominated To Serve Until the 2002 Annual Meeting of
                                 Shareholders

Roy B. Andersen, Jr. Mr. Andersen, age 50, has been a director of the Company since February 1998. Mr. Andersen served as the President and Chief Executive Officer of Xpedite Systems, Inc. ("Xpedite"), a wholly owned subsidiary of the Company from February 1998 until April 30, 1999, the effective date of his resignation as an officer. Prior to Xpedite's acquisition by Premiere in February 1998, Mr. Andersen served as President and a director of Xpedite since its formation in July 1988 and became Chief Executive Officer in 1990.

Raymond H. Pirtle, Jr.
                     Mr. Pirtle, age 57, has been a director of the Company since June 1997. Mr. Pirtle has been a managing director and a member of the Board of Directors of SunTrust Equitable Securities Corporation since February 1989. Prior to that date, Mr. Pirtle was a general partner of J.C. Bradford & Co. Mr. Pirtle was previously a member of the Board of Directors and chairman of the compensation committee of Sirrom Capital Corporation, a publicly traded small business investment company which was acquired by Finova Group, Inc.

Jackie M. Ward       Ms. Ward, age 60, has served as director of the Company
                     since December 1998. Ms. Ward is President and Chief
                     Executive Officer of Computer Generation Incorporated, a privately-held, Atlanta, Georgia-based corporation engaged in designing and producing "turnkey" computer hardware and software systems for telecommunications and other specialized applications, which she founded in 1968. Ms. Ward is also Regent Emeritus and former
                     Chairperson of the Board of Regents of the University
                     System of Georgia and Immediate Past Chairman of the
                     Metro Atlanta Chamber of Commerce, as well as a director of SCI Systems, Inc., Trigon Healthcare, Inc.,
                     BankAmerica Corporation, Equifax, Inc. and Matria
                     Healthcare, Inc. Ms. Ward is a member of the compensation committees of Matria Healthcare, Inc., Trigon Healthcare,
                     Inc. and Computer Generation Incorporated. Ms. Ward is also a member of numerous civic and government organizations.

    Class III Director Nominated to Serve Until the 2000 Annual Meeting of
                                 Shareholders

Jeffrey T. Arnold    Mr. Arnold, age 29, has served as a director of the
                     Company since April 1999. Mr. Arnold is the founder of WebMD, Inc. ("WebMD"), a company providing a Web-based solution for the administrative, communications and information needs of healthcare professionals and consumers. Mr. Arnold has been Chairman of the Board and Chief Executive Officer of WebMD since its inception in October 1996 and he served as the President of WebMD from October 1996 to September 1997. From April 1994 to March
                     1997, Mr. Arnold served in various capacities, including as Chairman and Chief Executive Officer, at Endeavor
                     Technologies, Inc., before it was merged into WebMD. Mr.
                     Arnold is also a director of iXL Enterprises, Inc. and M2Direct, Inc.

     Incumbent Class I Directors To Serve Until the 2001 Annual Meeting of
                                 Shareholders

Jeffrey A. Allred    Mr. Allred, age 45, serves as President and Chief
                     Operating Officer of the Company. Mr. Allred served as
                     Executive Vice President of Strategic Development of the Company from August 1997 until January 1999 and has served as a director of the Company since May 1998.
                     From June 1996 until July 1997, Mr. Allred was a partner in the Atlanta, Georgia office of the law firm of Alston
                     & Bird LLP. From February 1992 until June 1996,
                     Mr. Allred was a partner in the Atlanta, Georgia office of the law firm of Nelson Mullins Riley & Scarborough, L.L.P. Mr. Allred is also a director of USA.NET, Inc., and VerticalOne Corporation.

William P. Payne     Mr. Payne, age 51, has served as a director of the
                     Company since May 1998. Since January, 1999, Mr. Payne has served as Vice Chairman of the Board of Directors.
                     Mr. Payne has served as the Chairman of Orchestrate.com, Inc., a wholly owned subsidiary of the Company, since
                     July 1998. Mr. Payne was a Vice Chairman of NationsBank
                     Corporation from 1997 until June 1998. He was President and Chief Executive Officer of the Atlanta Committee for the Olympic Games from 1991 to 1997. Mr. Payne is also a director of WebMD, Cousins Properties, Inc., Jefferson-
                     Pilot Corporation, Anheuser-Busch Companies, Inc. and
                     ACSYS, Inc.

      Incumbent Class III Directors To Serve Until the 2000 Annual Meeting of
                                  Shareholders

George W. Baker, Sr. Mr. Baker, age 63, has been a director of the Company since the Company's inception in July 1991. Since July 1988, Mr. Baker has served as a director, President and Chief Executive Officer of Taco Tico, Inc., a Wichita, Kansas-based franchisor of Mexican restaurants. Mr. Baker's prior experience also includes service on the Board of Directors of Kentucky Fried Chicken Corporation, as President of Kentucky Fried Chicken Operating Company and as President, Chief Executive Officer, founder and shareholder of Mr. Gatti's, Inc., a pizza restaurant chain. Mr. Baker is the father-in-law of Mr. Boland Jones, the Chairman of the Board and Chief Executive Officer of the Company.

Boland T. Jones      Mr. Jones, age 39, a founder of the Company, has served
                     as a director and Chief Executive Officer of the Company since its inception in July 1991. From February 1993 until August 1998, Mr. Jones served as President of the Company. Since September 1993, Mr. Jones has also served as the Chairman of the Board of Directors. From 1986 until founding the Company, Mr. Jones served as Chairman, Chief Executive Officer and President of American Network
                     Exchange, Inc., a diversified transmission provider specializing in niche markets. Mr. Jones is also a director of WebMD, IntelliVoice Communications, Inc. and
                     Derivion Corporation. Mr. Jones is the son-in-law of Mr.
                     Baker, a director of the Company.

                        Other Incumbent Executive Officers

Peter C. Alexander   Mr. Alexander, age 42, serves as President of Premiere
                     Corporate Enterprise Solutions, a strategic business unit of the Company. Prior to joining the Company in August
                     1998, Mr. Alexander served as Senior Vice President
                     Global Operations of GE Capital Information Technology
                     Solutions from July 1996 to July 1998. From May 1995 to
                     July 1996, Mr. Alexander served as President of AmeriData
                     Global Limited, a unit of Atlanta-based AmeriData
                     Technologies, Inc. From 1990 to 1995, Mr. Alexander was
                     Vice President of International Operations for Vanstar
                     Corporation.

Patrick G. Jones
                     Mr. Jones, age 48, has served as Senior Vice President and Chief Legal Officer of the Company since May 1998. From November 1995 until May 1998, Mr. Jones served as Senior Vice President of Finance and Legal of the Company. Since

                     December 1995, Mr. Jones has also served as the Company's Corporate Secretary. From February 1993 until November 1995, Mr. Jones was a partner in the Atlanta, Georgia office of the law firm of Nelson Mullins Riley & Scarborough, L.L.P. From February 1989 until February 1993, Mr. Jones was a partner in the Atlanta, Georgia law firm of Long Aldridge & Norman LLP.

Donald H. Turner     Mr. Turner, age 42, serves as President of Premiere
                     Emerging Enterprise Solutions, a strategic business unit of the Company, and Executive Vice President of Strategy
                     & Integration of the Company. Mr. Turner joined the
                     Company in February 1999. From 1995 through 1998, Mr.
                     Turner served as President of Delta Management Group, a management consulting company specializing in revenue growth companies. From 1993 to 1995, Mr. Turner served as Vice President of Strategic Services and principal of Sigma Consulting, a management consulting company specializing in technology-intensive companies. From 1991 to 1993, Mr. Turner served as Vice President of Strategic
                     Planning for Computervision Corporation, a supplier of CAD/CAM/CAE software and services. Mr. Turner has also held senior-level positions at Booz-Allen & Hamilton, KPMG Peat Marwick and Ernst & Young.

Harvey A. Wagner     Mr. Wagner, age 58, has served as Executive Vice
                     President of Finance and Administration and Chief
                     Financial Officer of the Company since May 1998. From
                     June 1994 until April 1998, Mr. Wagner was Senior Vice
                     President of Finance, Chief Financial Officer and
                     Treasurer of Scientific-Atlanta, Inc. From September 1989 until April 1994, Mr. Wagner was Vice President of
                     Finance and Chief Financial Officer of Computervision
                     Corporation. Mr. Wagner is also a director of Unicco
                     Service Company.

Meetings and Committees of the Board of Directors

  The Board of Directors of the Company conducts its business through meetings and unanimous written consents of the full Board and through committees of the Board, including the Executive Committee, the Audit Committee, the Compensation Committee, the Strategic Planning Committee, the 1994 Stock Option Plan Committee, the 1995 Stock Plan Committee and the 1998 Stock Plan Committee. During the fiscal year ended December 31, 1998, the Board of Directors held 14 meetings and the Board took action by unanimous written consent on 10 occasions. Each director of the Company attended at least 75% of all meetings of the full Board of Directors and each committee of the Board of which such director was a member.

  The Executive Committee, which did not meet in 1998, may, within certain limitations, during the interval between Board meetings, exercise all of the powers of the Company's Board of Directors. The Executive Committee is currently comprised of Boland T. Jones.

  The Audit Committee, which met five times in 1998, is responsible for reviewing and making recommendations regarding the Company's independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies. The Audit Committee was comprised of Raymond H. Pirtle, Jr. and Eduard J. Mayer until Mr. Mayer's resignation from the Board of Directors in April 1998. George W. Baker, Sr. replaced Mr. Mayer in July 1988, and Mr. Baker was replaced by Jackie M. Ward in March 1999. The Audit Committee is currently comprised of Mr. Pirtle and Ms. Ward.

  The Compensation Committee, which met two times and took action by unanimous written consent two times in 1998, is responsible for making recommendations to the Board of Directors regarding compensation arrangements for key employees and key consultants of the Company. The Compensation Committee is comprised of Messrs. Baker and Pirtle.

  The Strategic Planning Committee, which did not meet in 1998, is responsible for the Company's strategic planning. The Strategic Planning Committee was comprised of Messrs. Pirtle and Mayer until Mr. Mayer's resignation from the Board of Directors. The Strategic Planning Committee is currently comprised of Mr. Pirtle.

  The 1994 Stock Option Plan Committee, which did not meet in 1998, administers the 1994 Stock Option Plan. The 1994 Stock Option Plan Committee is currently comprised of Messrs. Boland T. Jones and Baker.

  The 1995 Stock Plan Committee, which met two times and took action by unanimous written consent one time in 1998, administers the 1995 Stock Plan. The 1995 Stock Plan Committee was comprised of Messrs. Baker and Mayer until Mr. Mayer's resignation from the Board of Directors. Mr. Pirtle replaced Mr. Mayer in April, 1998. The 1995 Stock Plan Committee is currently comprised of Messrs. Baker and Pirtle.

  The 1998 Stock Plan Committee, which met one time in 1998, administers the 1998 Stock Plan. The 1998 Stock Plan Committee is currently comprised of Messrs. Baker and Pirtle.

  The Board of Directors as a whole acts as a nominating committee to select nominees for election as directors of the Company. The Board of Directors will consider nominees recommended by shareholders if submitted to the Board in accordance with the procedures specified in the Company's Bylaws. The Bylaws provide that a shareholder seeking to nominate candidates for election as directors at a meeting of shareholders must provide notice of such nomination not less than 60 nor more than 90 days prior to the meeting, and such notice must provide the Company certain information regarding the nominees.

Directors' Compensation

  Directors are reimbursed for reasonable expenses incurred by them in connection with their attendance at Board meetings, and outside directors receive a stipend of $20,000 a year. During 1998, each of the following directors were granted options to purchase the Company's Common Stock in connection with their services as a director:

  . In September 1998, Mr. Baker was granted options to purchase 100,000 shares of Common Stock at an exercise price of $7.75 per share, which was greater than the market value of the Common Stock on the date of the grant. One-half of these options vest and become exercisable on the date of the 1999 Annual Meeting of Shareholders and one-half vest and become exercisable on the date of the 2000 Annual Meeting of Shareholders; provided that Mr. Baker is a member of the Board on those dates.

  . In September 1998, Mr. Pirtle was granted options to purchase 100,000 shares of Common Stock at an exercise price of $7.75 per share, which was greater than the market value of the Common Stock on the date of the grant. One-half of those options vest and become exercisable on the date of the 1999 Annual Meeting of Shareholders and one-half vest and become exercisable on the date of the 2000 Annual Meeting of Shareholders; provided that Mr. Pirtle is a member of the Board on those dates.

  . In July 1998, Mr. Payne was granted options to purchase 100,000 shares of Common Stock at an exercise price of $7.75 per share, the market value of the Common Stock on the date of the grant. These options vested on August 20, 1998 and one-half become exercisable on the date of the 1999 Annual Meeting of Shareholders and one-half become exercisable on the date of the 2000 Annual Meeting of Shareholders.

                                  PROPOSAL 2

                                APPROVAL OF THE
                            ASSOCIATE PURCHASE PLAN

  In April 1999, the Board of Directors adopted, subject to stockholder approval at the Annual Meeting, the Premiere Technologies, Inc. Associate Stock Purchase Plan (the "Stock Purchase Plan"). If approved by stockholders at the Annual Meeting, the Stock Purchase Plan will be effective as of June 1, 1999. If not so approved, the Stock Purchase Plan will be null and void, any and all payroll deductions to the plan shall cease, and any cash balances credited to participants' accounts shall be promptly distributed to them.

  A summary of the Stock Purchase Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the Stock Purchase Plan, which is attached to this Proxy Statement as Appendix A.

General

  The purpose of the Stock Purchase Plan is to enhance the proprietary interest, through ownership of Common Stock of the Company, among the associates of the Company and its subsidiaries designated by the Company as eligible to participate in the Stock Purchase Plan.

Administration

  The Stock Purchase Plan will be administered by a Committee appointed by the Board of Directors (the "Committee"). Subject to the express provisions of the Stock Purchase Plan, the Committee has authority to interpret and construe the provisions of the Stock Purchase Plan, to adopt rules and regulations for administering the Stock Purchase Plan, and to make all other determinations necessary or advisable for administering the Stock Purchase Plan.

Stock Subject to the Stock Purchase Plan

  A maximum of 1,000,000 shares of Common Stock (the "Shares") will be made available for purchase by participants under the Stock Purchase Plan, subject to appropriate adjustment for stock dividends, subdivision or consolidation of outstanding shares or certain corporate transactions involving the Company. The Shares issuable under the Stock Purchase Plan may be issued out of authorized but unissued shares or may be transferred from available treasury stock. All cash received or held by the Company under the Stock Purchase Plan may be used by the Company for any corporate purpose.

Eligibility; Grant and Exercise of Options

  All employees of the Company or its participating subsidiaries who are regularly scheduled to work at least 20 hours each week and at least five months each calendar year and who have completed two months of consecutive service are eligible to participate in the Stock Purchase Plan. As of April 1, 1999, there were approximately 1,800 persons eligible to participate in the Stock Purchase Plan.

  An eligible employee may elect to become a participant in the Stock Purchase Plan by filing with the Committee a request form which authorizes a regular payroll deduction from the employee's paycheck during the Purchase Period. Purchase Periods are the six-month periods beginning the first business day of May and November of each year during which rights to purchase Common Stock are outstanding under the Stock Purchase Plan. The initial Purchase Period shall be five months in duration from June 1, 1999 to October 29, 1999. A participant's payroll deduction must be in any whole percentage from one to 20% of such participant's compensation payable each pay period, and at any other time an element of compensation is payable. A participant may not make cash contributions or payments to the Stock Purchase Plan.

  A book account will be established for each participant, to which the participant's payroll deductions will be credited, until these amounts are either withdrawn, distributed or used to purchase Common Stock, as described below. No interest will be credited on these cash amounts. Shares of Common Stock will be held in the participant's account until distributed as described below.

  On the first day of each Purchase Period (the "Offering Date") each eligible employee is granted a right to purchase on the last day of the Purchase Period (the "Purchase Date") at the price described below (the "Purchase Price") the number of shares of Common Stock which the cash credited to the participant's account at that time will purchase at the Purchase Price. An employee may not be granted a right to purchase for a Purchase Period if immediately after the grant, he or she would own five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries. A participant cannot receive a right to purchase that, in combination with options under other plans qualified under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), would at any time permit his or her rights to purchase shares of Common Stock to accrue at a rate that exceeds $25,000 for each calendar year in which the right is outstanding.

  Unless the cash credited to a participant's account is withdrawn or distributed, his or her right to purchase shares of Common Stock will be deemed to have been exercised automatically on the Purchase Date. The cash balance, if any, remaining in the participant's account at the end of a Purchase Period will be refunded to the participant, without interest. The Purchase Price will be the lesser of (i) 85% of the fair market value of the Common Stock on the first trading day of the Offering Date; or (ii) 85% of the fair market value of the Common Stock on the last trading day of the Purchase Date. Since the shares will be purchased at less than market value, employees will receive a benefit from participating in the Stock Purchase Plan.

  Options granted under the Stock Purchase Plan are not transferable by the participant other than by will or by the laws of descent and distribution and are exercisable only by the participant during his or her lifetime.

Stock Accounts

  After each Purchase Date, the Company will deliver to a custodian selected by the Committee (the "Custodian") a stock certificate representing the total number of shares of Common Stock purchased by all participants in the Purchase Period. The Custodian will maintain a separate stock account for each participant, which will be credited with all of the shares of Common Stock purchased by the participant under the Stock Purchase Plan. Participants may sell the shares through the Custodian at any time and may withdraw shares from their stock accounts after the shares have been held in such accounts for at least 18 months, or such other period established by the Committee.

No Implied Rights

  Neither the establishment of the Stock Purchase Plan, nor the grant of any Options thereunder, nor the exercise thereof will be deemed to give to any employee the right to be retained in the employ of the Company or any of its subsidiaries or to interfere with the right of the Company or any such subsidiary to discharge any employee or otherwise modify the employment relationship at any time.

Termination of Employment

  If a participant terminates employment, the cash balance in the participant's account will be returned to the participant (or his or her beneficiary in the case of the participant's death) in cash, without interest, as soon as practicable, and certificates for the shares of Common Stock credited to the participant's account will be distributed as soon as practicable or other appropriate evidence of ownership effected.

Amendment and Termination of the Plan

  The Committee may amend or modify the Plan, in whole or in part, at any time; provided, however, that no amendment or modification may (a) affect any right or obligation with respect to any grant previously made, unless required by law, or (b) unless previously approved by the stockholders of the Company, where such approval is necessary to satisfy federal securities laws, the Code, or rules of any stock exchange on which the Company's Common Stock is listed (i) in any manner materially affect the eligibility requirements, (ii) increase the number of shares of Common Stock eligible for purchase under the Stock Purchase Plan, or (iii) materially increase the benefits to participants. The Stock Purchase Plan may be terminated by the Committee at any time, in which event the Committee will terminate all payroll deductions. Cash balances then credited to participants' accounts will be distributed as soon as practicable, without interest.

Federal Income Tax Consequences to the Company and to Participants

  The Stock Purchase Plan is designed to qualify as an Employee Stock Purchase Plan under Section 423 of the Code. A general summary of the federal income tax consequences regarding the Stock Purchase Plan is stated below.

  Neither the grant nor the exercise of rights to purchase shares of Common Stock under the Stock Purchase Plan will have a tax impact on the participant or the Company. If a participant disposes of the Common Stock acquired upon the exercise of his or her rights to purchase shares of Common Stock after at least two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the amount by which the lesser of (i) the fair market value of the Common Stock at the time of disposition, or (ii) the fair market value of the Common Stock at the date of grant, exceeds the Purchase Price. Any gain in addition to this amount will be treated as a capital gain. If a participant holds Common Stock at the time of his or her death, the holding period requirements are automatically deemed to have been satisfied and he or she will realize ordinary income in the amount by which the lesser of (i) the fair market value of the Common Stock at the time of death, or (ii) the fair market value of the Common Stock at the date of grant exceeds the Purchase Price. The Company will not be allowed a deduction if the holding period requirements are satisfied. If a participant disposes of Common Stock before expiration of two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the excess of the fair market value of the Common Stock on the date of exercise of the rights to purchase shares of Common Stock over the Purchase Price. Any additional gain will be treated as long-term or short-term capital gain or loss, as the case may be. The Company will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

  The above discussion is intended to summarize the applicable provisions of the Code which are in effect as of January 1, 1999. The tax consequences of participating in the Stock Purchase Plan may vary with respect to individual situations. Accordingly, participants should consult with their tax advisors in regard to the tax consequences of participating in the Stock Purchase Plan as to both federal and state income tax considerations.

Benefits to Named Executive Officers and Others

  Participation in the Stock Purchase Plan is voluntary. Consequently, it is not presently possible to determine, with respect to (i) the executive officers named in the Summary Compensation Table, (ii) all current executive officers as a group, or (iii) all participants, including all current officers who are not executive officers, as a group, either the benefits or amounts that will be received by such persons or groups pursuant to the Stock Purchase Plan or the benefits or amounts that would have been received by such persons or groups under the Stock Purchase Plan if it had been in effect during the last fiscal year.

Additional Information

  The closing price of the Common Stock, as reported by the Nasdaq National Market on April 29, 1999, was $14.00.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ASSOCIATE STOCK PURCHASE PLAN.

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation earned by (a) each person who served as the Chief Executive Officer of the Company during any part of the year ended December 31, 1998, and (b) the Company's four most highly compensated executive officers who served as executive officers at December 31, 1998 and whose annual compensation and bonus was $100,000 or more (collectively, the "Named Executive Officers").

                          Summary Compensation Table

                                                               Long-Term
                                    Annual Compensation       Compensation
                              ------------------------------- ------------
                                                 Other Annual  Securities   All Other
Name And Principal                       Bonus   Compensation  Underlying  Compensation
Position                 Year  Salary    $(1)       ($)(2)    Options (#)     ($)(3)
------------------------ ---- -------- --------- ------------ ------------ ------------
Boland T. Jones(4)...... 1998 $500,000 $ 960,615   $16,800      -- 0 --      $171,066
 Chief Executive Officer
  and                    1997  213,429   -- 0 --    16,500      250,000        75,681
 Chairman of the Board
  of                     1996  200,000   -- 0 --    16,500       50,000        21,902
 Directors

Jeffrey A. Allred(5).... 1998  350,000 1,090,000    11,500      -- 0 --         7,707
 President and Chief
  Operating              1997   66,667    50,000     4,000      450,000       -- 0 --
 Officer and Director

William P. Payne(6)..... 1998  366,826 2,250,000     5,500      500,000       -- 0 --
 Vice Chairman of the
  Board
 of Directors and
  Director

Patrick G. Jones........ 1998  275,000   296,272    12,000      -- 0 --        10,125
 Senior Vice President,  1997  157,188   -- 0 --    12,000       50,000         2,683
 Chief Legal Officer and 1996  150,000   -- 0 --    12,000       15,000         2,690
 Secretary

Roy B. Andersen,
 Jr.(7)................. 1998  312,066   665,000    21,060      583,500         5,831
 Past President and
 Chief Executive Officer
 of Xpedite and Director

--------
(1) Messrs. Boland T. Jones and Patrick G. Jones waived their rights under their employment agreements to bonuses in 1996 and 1997 and, in consideration therefor, received a grant of certain stock options.
(2) For Boland T. Jones, consists of: (i) for 1998, $4,800 of club dues paid on Mr. Jones' behalf and $12,000 paid related to Mr. Jones' auto allowance; (ii) for 1997, $4,500 of club dues paid on Mr. Jones' behalf and $12,000 paid related to Mr. Jones' auto allowance; and (iii) for 1996, $4,500 of club dues paid on Mr. Jones' behalf and $12,000 paid related to Mr. Jones' auto allowance. For Jeffrey A. Allred, consists of (i) for 1998, $11,500 paid related to Mr. Allred's auto allowance; and (ii) for 1997, $4,000 paid related to Mr. Allred's auto allowance. For William P. Payne, consists of $5,500 paid related to Mr. Payne's auto allowance. For Patrick G. Jones, for each of 1998, 1997 and 1996, consists of $12,000 paid related to Mr. Jones' auto allowance. For Roy B. Andersen, Jr., consists of $21,060 paid related to Mr. Andersen's auto allowance.
(3) For Boland T. Jones, consists of: (i) for 1998, $19,110 of premiums on split dollar life insurance, $7,875 of premiums on supplemental long-term disability insurance, $96,621 for professional fees paid related to tax and estate planning, $43,326 paid related to personal aircraft usage and $4,134 paid related to airfare for family members; (ii) for 1997, $19,770 of premiums on split dollar life insurance, $26,850 for professional fees paid related to tax planning and $29,061 paid related to personal aircraft usage; and (iii) for 1996, $20,370 of premiums on split dollar life insurance, $877 of legal fees and $655 of premiums paid on term life insurance. For Jeffrey A. Allred, consists of $1,760 for premiums paid on term life insurance, $1,625 of premiums paid on supplemental long-term disability insurance and $4,322 paid related to personal aircraft usage. For Patrick G. Jones, consists of:
   (i) for 1998, $2,683 for premiums paid on term life insurance and $7,442 of premiums paid on supplemental long-term disability insurance; and (ii) for 1997, $2,683 for premiums paid on term life insurance; and (iii) for 1996, $2,690 of premiums paid on term life insurance. For Roy B. Andersen, Jr., consists of $5,255 of premiums on split dollar life insurance and $576 of imputed value for premiums paid on group term life insurance that exceeded the $50,000 tax-free coverage maximum.
(4) Mr. Jones served as President of the Company from February 1993 until August 1, 1998, when Peter C. Alexander joined the Company as President and Chief Operating Officer.
(5) Mr. Allred joined the Company as an executive officer in August 1997. Mr. Allred served as Executive Vice President of Strategic Development from August 1997 to January 1999, when he was appointed President and Chief Operating Officer.
(6) Mr. Payne joined the Company as an executive officer in July 1998. Effective July 6, 1998, Mr. Payne, Premiere and WebMD, Inc., f/k/a Endeavor Technologies, Inc. ("WebMD") entered into a Memorandum of Understanding under which (i) 60% of Mr. Payne's time is devoted to the business of WebMD and (ii) WebMD reimburses the Company for one-half of each of Mr. Payne's salary of $750,000 per year, his minimum bonus of $250,000 per year, and his automobile allowance of $1,000 per month provided under his employment agreement with the Company.
(7) Mr. Andersen joined the Company as an executive officer in February 1998 as part of the acquisition of Xpedite Systems, Inc. Mr. Anderson resigned from his position as President and Chief Executive Officer of Xpedite, effective April 30, 1999.

Employment Agreements

  The Company has entered into employment agreements with its Named Executive Officers, as follows:

  Boland T. Jones. Boland Jones was paid a base annual salary of $500,000 for 1998. This salary was approved by the Compensation Committee in January 1998. His base salary increases 5.0% each year, with additional increases, if any, as set by the Board of Directors. The term of Boland Jones' employment agreement expires on December 31, 1999; however, it renews automatically for successive one-year terms unless either party elects not to renew at least 30 days prior to expiration of the term. Boland Jones' employment agreement provides that he will not compete with the Company during the term of his employment and for one year thereafter. The Company may not terminate Boland Jones' employment without cause. If his employment is terminated for any reason, Boland Jones will be entitled to severance compensation equal to two and one-half times his base salary in effect on the date of termination.

  Boland Jones may receive bonus compensation at the discretion of the Board of Directors. Under the terms of his employment agreement, in November 1995 Boland Jones was granted options to acquire 1,440,000 shares of Common Stock at an exercise price of $1.61 per share. One-third of these options vested on each of November 5, 1996, 1997 and 1998. Boland Jones' employment agreement also sets the terms of certain other stock options granted to him and permits him to borrow funds from the Company for the exercise of options and warrants and the payment of taxes related to such options and warrants. Any such borrowings must be secured by shares acquired upon the exercise of the options and warrants, and the net proceeds from the sale of any such shares must be applied to the outstanding principal and interest owed to the Company.

  Jeffrey A. Allred. Jeffrey Allred was paid a base annual salary of $350,000 for 1998. This salary was approved by the Compensation Committee in January 1998. His base salary increases 5.0% each year, with additional increases, if any, as set by the Board of Directors. The term of Mr. Allred's employment agreement expires on August 11, 2002; however, it renews automatically for successive one-year terms unless either party elects not to renew at least 30 days prior to expiration of the term. Mr. Allred's employment agreement provides that he will not compete with the Company during the term of his employment and for one year thereafter. The employment agreement also provides that the Company may terminate his employment only for cause. Notwithstanding such provision, if Mr. Allred's employment is terminated without cause, he will be entitled to severance compensation equal to two and one-half times his base salary in effect on the date of termination.

  Mr. Allred may receive bonus compensation at the discretion of the Board of Directors. As a material inducement to his employment by the Company, Mr. Allred was granted options to acquire 450,000 shares of Common Stock at an exercise price of $23.375, which was the market value on the date of the grant. Mr. Allred's option were subsequently repriced on July 22, 1998 and December 15, 1998 at the per share prices of $10.25 and $5.50, respectively. One-third of Mr. Allred's options vested on August 11, 1997 and the remaining two-thirds vest ratably on August 11, 1999 and 2000, subject to accelerated vesting upon a change in control of the Company. Mr. Allred's employment agreement permits him to borrow funds from the Company for the exercise of options and warrants. Any such borrowings must be secured by shares acquired upon the exercise of the options and warrants, and the net proceeds from the sale of any such shares must be applied to the outstanding principal and interest owed to the Company.

  William P. Payne. The base annual salary under William Payne's employment agreement is $750,000, which was prorated for the period of his employment in 1998. The term of Mr. Payne's employment agreement expires on July 6, 2000; however it renews automatically for successive one-year terms unless either party elects not to renew at least 30 days prior to expiration of the term. The employment agreement provides that Mr. Payne will not compete with the Company during the term of his employment and for one year thereafter. The employment agreement also provides that the Company may terminate Mr. Payne's employment only for cause. Notwithstanding such provision, if his employment is terminated without cause, Mr. Payne will be entitled to severance compensation equal to (i) his base salary in effect on the date of termination if such date is prior to July 6, 1999 or (ii) two and one-half times his base salary on the date of termination if such date is on or after July 6, 1999.

  As a material inducement to his employment and in recognition of his decision to forego certain financial benefits of his prior arrangement with NationsBank Corporation, Mr. Payne received an initial bonus of $2,250,000. Under his employment agreement, Mr. Payne will receive an annual bonus of at least $250,000, which can be increased at the sole discretion of the Chief Executive Officer of the Company. Also as a material inducement to his employment, Mr. Payne was granted options to acquire 500,000 shares of Common Stock at an exercise price of $7.75 per share, which was the market value on the date of the grant. All of these options vested on August 20, 1998 and one-half become exercisable on the date of the 1999 Annual Meeting of Shareholders and the other half become exercisable on the date of the 2000 Annual Meeting of Shareholders.

  Effective July 6, 1998, Mr. Payne, the Company and WebMD entered into a Memorandum of Understanding ("MOU") which provides that Mr. Payne may devote up to 60% of his time directly to the business of WebMD. Pursuant to the MOU, WebMD reimburses the Company for one-half of each of Mr. Payne's annual salary, minimum annual bonus, and monthly automobile allowance, with such reimbursement to continue throughout the remainder of Mr. Payne's employment agreement with the Company.

  Patrick G. Jones. Patrick Jones was paid a base annual salary of $275,000 for 1998. This salary was approved by the Compensation Committee in January 1998. His base salary increases 5.0% each year, with additional increases, if any, as set by the Board of Directors. The term of Patrick Jones' employment agreement expires on December 31, 1999; however, it renews automatically for successive one-year terms unless either party elects not to renew at least 30 days prior to expiration of the term. Patrick Jones' employment agreement provides that he will not compete with the Company during the term of his employment and for one year thereafter. The employment agreement also provides that the Company may terminate his employment only for cause. Notwithstanding such provision, if his employment is terminated without cause, Patrick Jones will be entitled to severance compensation equal to two and one-half times his base salary in effect on the date of termination.

  Patrick Jones may receive bonus compensation at the discretion of the Board of Directors. As a material inducement to his employment by the Company, in November 1995, Patrick Jones was granted options to acquire 240,000 shares of Common Stock at an exercise price of $1.61 per share. One-third of these options vested on each of October 31, 1996, 1997 and 1998. Patrick Jones' employment agreement permits him to borrow funds from the Company for the exercise of options and warrants. Any such borrowings must be secured by shares acquired upon the exercise of the options and warrants, and the net proceeds from the sale of any such shares must be applied to the outstanding principal and interest owed to the Company.

  Roy B. Andersen, Jr. In connection with the merger with Xpedite, Mr. Andersen's employment agreement with Xpedite continued in full force and effect. Pursuant to the terms of his employment agreement, Mr. Andersen's annual base salary and annual bonus were adjusted on May 1, 1998, from $288,750 to $303,188 and from $135,000 to $141,750, respectively.

  Mr. Andersen has terminated his employment agreement, effective April 30, 1999. Under the terms of his employment agreement, Mr. Andersen will continue to receive his annual base salary and the amount of his last annual bonus for a three-year period commencing on May 1, 1999. Mr. Andersen will also continue to receive certain other benefits during this three-year term pursuant to his employment agreement, including a monthly car allowance, health insurance, death benefit plans and other employee benefits which key employees of Xpedite are or become eligible to receive. If Mr. Andersen is employed by a third party during the three-year period following termination of his employment agreement, any salary received by Mr. Andersen from the third party employer will be subtracted from any payments due from the Company. Mr. Andersen is prohibited from competing with Xpedite for one year following termination of his agreement.

  Mr. Andersen will continue as a director of the Company if so elected at the Annual Meeting. In addition, the Company anticipates retaining Mr. Andersen's services as a consultant during the period for which Mr. Andersen will continue to receive payments and benefits.

Option Grants In 1998

  The following table provides information with regard to stock option grants to the Named Executive Officers during 1998.

                                                                            Potential Realizable
                                                                              Value at Assumed
                           Number of    Percent of                          Annual Rates of Stock
                          Securities   Total Options                         Price Appreciation
                          Underlying    Granted to   Exercise or            for Options Terms(2)
                            Options    Employees In   Base Price Expiration ---------------------
  Name                   Granted(#)(1)  Fiscal Year     ($/Sh)      Date      5%($)      10%($)
  ----                   ------------- ------------- ----------- ---------- ---------- ----------
Boland T. Jones.........        --          --            --           --          --         --
Jeffrey A. Allred.......        --          --            --           --          --         --
William P. Payne........    600,000        7.49         $7.75     12/31/05  $1,720,500 $3,999,000
Patrick G. Jones........        --          --            --           --          --         --
Roy B. Andersen.........    583,500        7.28          5.50(3)   3/02/07   1,256,801  3,590,672

--------
(1) All options were granted at the market value on the date of grant as determined by the Board of Directors
(2) Amounts reported in these columns represent hypothetical amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. This table does not take into account any appreciation of the price of the Common Stock from the date of grant to the current date.
(3) Mr. Andersen's options were originally granted at a price of $29.95. The options were subsequently repriced on July 22, 1998 and December 15, 1998 to prices of $10.25 and $5.50 per share, respectively.

Report on Repricing of Options

 1996 Repricing of Options

  On July 11, 1996, the 1995 Stock Plan Committee canceled options that had previously been granted to certain executive officers with exercise prices of $27.00 per share (representing the market price of the Common Stock on the date such options were initially granted) and granted an identical number of new options with identical terms and vesting periods to these persons with an exercise price of $18.50 (representing the market price of the Common Stock on the date such options were repriced).

  As set forth in the 1995 Stock Plan, options granted under that plan are intended to provide incentives to the Company's employees, officers, directors and key consultants and advisors. The 1995 Stock Plan Committee believed that, at their original exercise prices, the disparity between the exercise price of these options and recent market prices for the Company's Common Stock (at the time of such repricing) did not provide the intended incentives to the executive officers. The 1995 Stock Plan Committee approved the repricing of these options as a means of ensuring that the executive officers would continue to have meaningful equity incentives to promote the growth and profitability of the Company.

 1998 Repricings of Options

  During 1998, sharp declines in the market price of the Common Stock resulted in many of the outstanding employee stock options being exercisable at prices that exceeded the current market price of the Common Stock, thereby substantially impairing the effectiveness of such options as performance incentives. Consistent with the Company's philosophy of using equity incentives to motivate and retain management and employees, the Board of Directors determined twice during 1998 that it was in the best interest of the Company and its shareholders to restore the performance incentives intended to be provided by employee stock options by repricing such options.

  On July 22, 1998 the Board of Directors repriced and regranted all employee stock options that had previously been granted to employees and executive officers (other than the Chief Executive Officer) which had exercise prices in excess of the closing price on such date. The options were repriced to $10.25, which was the closing price of the Common Stock on the repricing date. While the vesting schedules remained unchanged, the repriced and regranted options are generally subject to a twelve-month black-out period, during which the options may not be exercised. If an optionee's employment is terminated during the black-out period, he or she will forfeit any repriced or regranted options that first vested during the twelve-month period preceding his or her termination of employment. By imposing the black-out and forfeiture provisions on the repriced and regranted options, the Board of Directors intends to provide added incentive for the optionees to continue service.

  On December 14, 1998, the Board of Directors repriced and regranted all employee stock options that had previously been granted to the employees and executive officers (including the Chief Executive Officer) which had exercise prices in excess of $5.50. The options were repriced to $5.50, which was above the closing price of the Common Stock on the repricing date. Again, while the vesting schedules remained unchanged, the repriced and regranted options are generally subject to a twelve-month black-out period during which the option may not be exercised. If an optionee's employment is terminated during the black-out period, he or she will forfeit any repriced or regranted options that first vested during the twelve-month period preceding his or her termination of employment. By imposing the black-out and forfeiture provisions on the repriced and regranted options, the Board of Directors intends to provide added incentive for the optionees to continue service.

  The following table summarizes all repricings of options held of record by the executive officer's of the Company during the last ten fiscal years.

                       Ten-Year Option Repricings Table

                                                                                    Length of
                                   Number of     Market                             Original
                                  Securities     Price       Exercise              Option Term
                                  Underlying  Of Stock at    Price at             Remaining at
                                    Options     Time of      Time of      New        Date of
                                  Repriced or Repricing or Repricing or Exercise  Repricing or
  Name                     Date     Amended   Amendment($) Amendment($) Price($) Amendment(yrs.)
  ----                   -------- ----------- ------------ ------------ -------- ---------------
Boland T. Jones.........  7/11/96    50,000      $18.50       $27.00     $18.50       5.72
                          7/22/98       --          --           --         --         --
                         12/14/98   250,000       4.938        24.50       5.50       4.05
                         12/14/98    50,000       4.938        18.50       5.50       3.29

Jeffrey A. Allred.......  7/22/98   438,849       10.25       23.375      10.25       7.01
                         12/14/98   438,849       4.938        10.25       5.50       6.61

William P. Payne........  7/22/98       --          --           --         --         --
                         12/14/98       --          --           --         --         --

Patrick G. Jones........  7/11/96    15,000       18.50        27.00      18.50       5.72
                          7/22/98    50,000       10.25        18.50      10.25       4.45
                          7/22/98    15,000       10.25        24.50      10.25       3.69
                         12/14/98    50,000       4.938        10.25       5.50       4.05
                         12/14/98    15,000       4.938        10.25       5.50       3.29

Roy B. Andersen.........  7/22/98   583,500       10.25        29.25      10.25       8.62
                         12/14/98   583,500       4.938        10.25       5.50       8.22

Harvey A. Wagner........  7/22/98   325,000       10.25       28.688      10.25       7.66
                         12/14/98   325,000       4.938        10.25       5.50       7.26

Peter C. Alexander...... 12/14/98   350,000       4.938         7.75       5.50       7.80

Option Exercises in 1998 and Year-End Option Values

  The following table sets forth information regarding (a) the number of shares of Common Stock received upon exercise of options by the Named Executive Officers during 1998, (b) the net value realized upon such exercise,
(c) the number of unexercised options held at December 31, 1998 and (d) the aggregate dollar value of unexercised options held at December 31, 1998.


                          Shares
                         Acquired    Value      Number of Securities      Value of Unexercised
                            On      Realized   Underlying Unexercised    In-The-Money Options At
  Name                   Exercise#   ($)(1)     Options at FY End(#)          FY-End($)(2)
  ----                   --------- ---------- ------------------------- -------------------------
                                              Exercisable Unexercisable Exercisable Unexercisable
                         --------- ---------- ----------- ------------- ----------- -------------
Boland T. Jones.........      --          --   2,003,624         --     $10,665,983         --
Jeffrey A. Allred....... $ 11,151  $  100,359    138,849     300,000        260,342  $  562,500
William P. Payne........      --          --         --      600,000            --          --
Patrick G. Jones........   27,000     548,780    278,000         --       1,349,820         --
Roy B. Andersen.........  129,708   2,821,276        --      601,946            --    1,230,102

--------
(1) These values have been calculated by subtracting the option exercise price from the market price of the Common Stock on the date of exercise and multiplying that figure by the total number of options exercised.
(2) These values have been calculated by subtracting the option exercise price from the market price of the Common Stock on The Nasdaq Stock Market's National Market on December 31, 1998, and multiplying that figure by the total number of exercisable/unexercisable options.

                     REPORT OF THE COMPENSATION COMMITTEE
                         AND 1995 STOCK PLAN COMMITTEE
                           OF THE BOARD OF DIRECTORS

Introduction

  The Compensation Committee is responsible for recommending to the Board of Directors the compensation arrangements for the Company's senior management and the 1995 Stock Plan Committee is responsible for determining and administering option grants to senior management and other employees under the 1995 Stock Plan. During 1998, the Compensation Committee and the 1995 Stock Plan Committee were both comprised of Messrs. Baker and Pirtle.

  The Company's executive compensation policy, as implemented by the Compensation Committee and the 1995 Stock Plan Committee, is designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short- and long-term financial performance and growth of the Company. In this manner, the Company seeks to meet its ultimate responsibility to its shareholders.

  Generally, in establishing levels of compensation for executive officers, the Compensation Committee and the 1995 Stock Plan Committee consider all factors they deem appropriate, which may include, among others:

  .  level and scope of responsibilities;

  .  pay levels of executive officers in comparable companies;

  .  experience, achievements and special expertise;

  .  achievement of specific business initiatives;

  .  appropriate inducements to initial and continued employment;

  . the Company's recent operating results compared to operating results for prior years and compared to the Company's business plan; and

  . alignment of the interests of executive officers with those of shareholders through award opportunities that can result in ownership of Common Stock.

These factors, however, are only generally considered and all compensation decisions involve subjectivity.

  The Company has employment agreements with its Named Executive Officers -- Boland T. Jones, Jeffrey A. Allred, William P. Payne, Patrick G. Jones and Roy
B. Andersen, Jr. See "--Employment Agreements." The Company also has an employment agreement with one of its other executive officers, Harvey A. Wagner, and employment letters with two other executive officers, Peter C. Alexander and Donald H. Turner. These employment agreements and letters contain the general terms of each executive officer's employment and establish the minimum compensation that such officers are entitled to receive, but do not prohibit, limit or restrict these officers' ability to receive additional compensation from the Company, whether in the form of base salary, bonus, stock options or otherwise.

  At present, the Company's executive compensation has three elements: base salary, annual incentive compensation and long-term incentive compensation, typically in the form of stock option grants and participation in other benefit programs. In determining 1998 salary levels, annual incentive compensation and stock option awards, the Compensation Committee and the 1995 Stock Plan Committee took into account the Company's performance during the entire term of each executive officer's employment with the Company. The following is a summary of the considerations underlying each element.

Base Salaries

  The base salaries of the executive officers are initially determined pursuant to their employment agreement or letter. Initial salary levels are determined based on the factors discussed above and the recommendations of the Chief Executive Officer for salaries other than his own; however, the Compensation Committee retains the discretion to increase the initial salary levels. The Compensation Committee periodically evaluates the salaries of the executive officers based upon the level and scope of the responsibilities of the office, prior experience and achievements, the importance of each executive's contributions to the Company and the pay levels of similarly positioned executive officers in comparable companies.

  In January 1998, the Compensation Committee reviewed the base salaries of Messrs. Boland Jones, Allred, and Patrick Jones based on the factors described above. As a result, their base salaries for the year ended December 31, 1998, were set by the Compensation Committee at $500,000, $350,000 and $275,000, respectively.

  In connection with the acquisition of Xpedite in February 1998, Mr. Andersen's employment agreement with Xpedite continued in full force and effect. Pursuant to the terms of his employment agreement, Mr. Andersen's annual base salary and annual bonus were adjusted on May 1, 1998, from $288,750 to $303,188 and from $135,000 to $141,750, respectively.

  Messrs. Payne, Wagner and Alexander each joined the Company during 1998 and their base salaries were determined based on recommendations from the Chief Executive Officer and the factors discussed above and are set forth in their employment agreements or letters. For the year ended December 31, 1998, the base annual salaries of Messrs. Payne, Wagner and Alexander were $750,000, $350,000 and $350,000, respectively. All of these amounts were prorated for the period of their respective employment during 1998. In addition, pursuant to the MOU, WebMD reimburses the Company for one-half of Mr. Payne's base annual salary. See " Employment Agreements."

Annual Incentive Compensation

  The Company's executive officers are eligible to receive cash bonus awards. The key components in determining the amount of such awards include the individual growth and success of the Company as measured by revenue growth, cash flows and other financial performance goals, as well as the financial performance of the Company in the context of the overall industry and economic environment. The judgment of the Compensation Committee, and of the Chief Executive Officer in the case of other executive officers, as to the impact of the individual on the financial performance of the Company are also considered. Based largely on growth in the Company's revenues, the successful completion of various transactions and the mergers and acquisition activities during 1997 and 1998, the Compensation Committee granted cash bonuses to Messrs. Boland Jones, Allred and Patrick Jones.

  In connection with the acquisition of Xpedite in February 1998, the Company agreed to pay Mr. Andersen two bonuses. One of these bonuses was paid over the four months following the acquisition. The other bonus vested as of March 1, 1998, and was paid in March 1999. The Company was not required to pay these bonus amounts if Mr. Andersen terminated his employment without "good reason" or if he was terminated for "cause."

  William P. Payne received a bonus as a material inducement to his employment by the Company. In the judgment of the Compensation Committee, Mr. Payne's bonus was necessary to compensate Mr. Payne for relinquishing his rights to:
(i) options to purchase 50,000 shares of NationsBank Corporation ("NationsBank") stock valued at approximately $1,250,000, (ii) a salary from NationsBank which would have exceeded the salary offered by the Company by $500,000 and (iii) participate in a cash savings plan at a rate of nine percent of salary per year, and because Mr. Payne lost considerable value due to the required premature exercise of vested stock options with NationsBank. Mr. Alexander also received a bonus during 1998 as a material inducement to his initial employment.

  The bonuses paid to Messrs. Boland Jones, Allred, Patrick Jones, Andersen and Payne are reflected in the Summary Compensation Table above.

Long-Term Incentive Compensation

  Grants of stock options to executive officers are generally made under the 1995 Stock Plan administered by the 1995 Stock Plan Committee. The Company believes that long-term incentive compensation in the form of stock options is the most direct way of making executive compensation dependent upon increases in shareholder value. Stock options provide a means through which executive officers can build an investment in the Common

Stock which will align such officers' economic interests with the interests of the shareholders. The 1995 Stock Plan Committee believes that the grant of stock options has been a particularly important component of its success in attracting and retaining talented management employees. The 1995 Stock Plan Committee believes that stock options give the executive officers greater incentives throughout the term of the options to strive to operate the Company in a manner that directly affects the financial interests of the shareholders both on a long-term, as well as a short-term, basis.

  In determining the number of option shares to grant executive officers, the 1995 Stock Plan Committee considers on a subjective basis the same factors as it does in determining the other components of compensation, with no single factor accorded special weight. The recommendation of the Chief Executive Officer is important in determining awards to persons other than himself.

  In connection with the acquisition of Xpedite, as an inducement to his continued employment, Mr. Andersen was granted stock options to acquire 583,000 shares of the Company's Common Stock at an exercise price of $29.25 per share, the fair market value on the date of the grant. These options were subsequently repriced at per share prices of $10.25 and $5.50 on July 22, 1998 and December 14, 1998, respectively. These options vested upon termination of his employment on April 30, 1999, although they are not exercisable until December 15, 1999 as a result of certain black-out provisions related to repricing the options.

  Under Mr. Payne's employment agreement, he was granted options to acquire 500,000 shares of Common Stock as an inducement to his initial employment. All of Mr. Payne's options vested on August 20, 1998, and one-half become exercisable at the 1999 Annual Meeting of Shareholders and the other half become exercisable at the 2000 Annual Meeting of Shareholders. Mr. Payne chose not to reprice his options in July and December 1998. Messrs. Wagner and Alexander also received option grants to purchase 325,000 and 350,000 shares of Common Stock, respectively, as inducements to their initial employment with the Company.

Policy on Deductibility of Compensation

  To the extent determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee and the 1995 Stock Plan Committee consider the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Interpretations of and changes in the tax laws and other factors beyond the control of the committees affect the deductibility of compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate tax deduction for compensation paid to executive officers to $1,000,000 unless certain requirements are met. The Compensation Committee and the 1995 Stock Plan Committee believe that the Company's Amended and Restated 1995 Stock Plan complies with Section 162(m) and, therefore, stock options and stock appreciation rights granted under such plan should qualify for the corporate tax deduction.

  The Compensation Committee and the 1995 Stock Plan Committee may design future compensation awards for the executive officers subject to the deduction limit so the corporate tax deduction is maximized without limiting the Company's flexibility to attract and retain qualified executives to manage the Company. However, the Compensation Committee and the 1995 Stock Plan Committee will not necessarily limit executive compensation to that deductible under
Section 162(m). The Compensation Committee and the 1995 Stock Plan Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

  The foregoing report has been furnished by:

                                     Compensation Committee and 1995 Stock
                                      Plan Committee

                                     George W. Baker, Sr.
                                     Raymond H. Pirtle, Jr.

  The Company has made previous filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part. However, the Report of the Compensation Committee and the 1995 Stock Plan Committee and the Stock Performance Graph shall not be incorporated by reference into any such filings.

                            STOCK PERFORMANCE GRAPH

  The following graph shows the cumulative total shareholder return on the Company's Common Stock, the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500") and a self-determined peer group of seven companies, for the period beginning March 5, 1996 (the date that trading first began on the Nasdaq National Market) and ending December 31, 1998. The graph assumes an investment in the Company's Common Stock and each index of $100 on March 5, 1996, and that all dividends were reinvested. The peer group is composed of the following companies: APAC Teleservices, Inc., Brite Voice Systems, General Magic Inc., West Teleservices, Inc., Boston Communication Group Inc., Executive Telecard, Ltd., and SmarTalk Teleservices, Inc. Total return calculations were prepared by the Center for Research in Security Prices, The University of Chicago ("CRSP").

                         3/5/97 6/28/96 12/31/96 6/30/97 12/31/97 6/30/98 12/31/98
                         ------ ------- -------- ------- -------- ------- --------
Premiere Technologies,
 Inc.................... 100.0   120.0    95.2     99.0   105.2     31.6    28.1
S & P 500............... 100.0   103.0   115.2    138.9   153.7    181.3   198.3
Self-Determined 1998
 Peer Group............. 100.0   139.3   133.4     85.7    70.4     63.2    40.2

                             CERTAIN TRANSACTIONS

  In November 1995, the Company loaned Patrick G. Jones $90,000 in connection with his transition from his previous employer to the Company. This unsecured loan was evidenced by a promissory note bearing interest at 6.11% per annum, the interest on which was payable beginning in November 1997 and continuing each year until November 1999. This loan and accrued interest were forgiven in January 1998.

  In December 1997, Boland T. Jones exercised an option to purchase 100,000 shares of the Company's Common Stock at an exercise price of $0.52 a share, and the Company loaned Boland Jones approximately $973,000 to pay the exercise price for the shares and the federal and state taxes associated with the exercise of these stock options. This loan is evidenced by a recourse promissory note bearing interest at 6.0% per annum, which is secured by a pledge of the Common Stock acquired upon the exercise of the options. All principal and accrued interest are to be paid in December 2007.

  In May 1998, the Company loaned Harvey A. Wagner $100,000 in connection with his transition from his previous employer to the Company. This unsecured loan is evidenced by a promissory note bearing interest at 5.5% per annum, and the principal plus accrued interest are due and payable on the second anniversary of the note; provided, however, one-half of the principal plus accrued interest will be cancelled on the first anniversary of his employment if Mr. Wagner is employed by the Company on that date, and the balance of the principal plus accrued interest will be cancelled on the second anniversary of the note if Mr. Wagner is employed by the Company on that date. In addition, the unpaid principal of the note, plus all accrued interest, will be cancelled if Mr. Wagner's employment is terminated without cause or if there is a change in control of the Company.

  During 1998, the Company leased the use of an airplane on an hourly basis from a limited liability company that is owned 99% by Boland T. Jones and 1% by the Company. In connection with this lease arrangement, the Company advanced approximately $270,000 to the limited liability company to pay a portion of the expenses of maintaining and operating the airplane. The amount due from the limited liability company is recorded as an account receivable at December 31, 1998.

  In February 1999, the Company loaned Jeffrey A. Allred $200,000 as provided for in his employment agreement. This unsecured loan is evidenced by a promissory note bearing interest at 4.6% per annum. The principal amount and all accrued interest are due on July 24, 1999; provided, however, one-half of the principal plus accrued interest was cancelled on March 31, 1999 because Mr. Allred was employed by the Company on that date and the balance of the principal plus accrued interest will be cancelled on July 24, 1999 if Mr. Allred is employed by the Company on that date. In addition, the unpaid principal of the note, plus all accrued interest, will be cancelled if Mr. Allred's employment is terminated without cause or if there is a change in control of the Company.

  In February 1999, the Company loaned Donald H. Turner $100,000 in connection with his transition from his previous employer to the Company. This unsecured loan is evidenced by a promissory note bearing interest at 4.6% per annum. The principal amount and all accrued interest are due on January 1, 2001; provided, however, one-half of the principal plus accrued interest will be cancelled on January 1, 2000 if Mr. Turner is employed by the Company on that date and the balance of the principal plus accrued interest will be cancelled on January 1, 2001 if Mr. Turner is employed by the Company on that date. In addition, the unpaid principal of the note, plus all accrued interest, will be cancelled if Mr. Turner's employment is terminated without cause or if there is a change in control of the Company.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1998, George W. Baker, Sr. and Raymond H. Pirtle, Jr. served on the Compensation Committee. Neither of Messrs. Baker nor Pirtle has ever been an employee of the Company. Mr. Baker is Boland T. Jones' father-in-law.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all
Section 16(a) forms they file.

  The Company is required to describe in this proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. In this regard, all of the Company's directors, all officers subject to the reporting requirements and each beneficial owner of more than ten percent of any class of the Company's Common Stock satisfied all applicable filing requirements except for the following: William P. Payne failed to timely file an initial report upon becoming a director in May 1998; Harvey A. Wagner failed to timely file an initial report upon becoming an officer in May 1998; Peter C. Alexander failed to timely file an initial report upon becoming an officer in August 1998; and Jackie M. Ward failed to timely file an initial report upon becoming a director in December 1998. All of these initial reports have now been filed. The foregoing is based upon reports furnished to the Company.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP as auditors for the Company for the current fiscal year ending December 31, 1999. Arthur Andersen LLP served as independent auditors for the Company for the fiscal year ended December 31, 1998, and representatives of that firm of independent accountants are expected to be present at the Annual Meeting. Arthur Andersen LLP will have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Under Rule 14a-8(e) of the Securities Exchange Act of 1934 (the "Exchange Act") proposals of shareholders intended to be presented at the 2000 annual meeting of shareholders must be received by the Company on or before January 20, 2000 to be eligible for inclusion in the Company's Proxy Statement and Proxy related to that meeting. Only proper proposals under rule 14a-8 of the Exchange Act which are timely received will be included in the Proxy Statement and Proxy for the 2000 annual meeting of shareholders. Notice of shareholder proposals submitted outside of Rule 14a-8(e) of the Exchange Act will be considered untimely if received by the Company after April 4, 2000. If the Company does not receive notice of any other matter that a shareholder wishes to raise at the 2000 annual meeting by April 4, 2000 and a matter is properly raised at such meeting, the proxies will have discretionary authority to vote on the matter.

  The Company's Bylaws provide that shareholders seeking to bring business before a meeting of shareholders or to nominate candidates for election of directors at a meeting of shareholders must provide notice thereof not less than 60 nor more than 90 days prior to the meeting, and, in such notice, provide to the Company certain information relating to the proposal or nominee.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent in accordance with their judgment.

  A copy of the 1998 annual report on form 10-K, including financial statements and all amendments thereto, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to:
Corporate Secretary, Premiere Technologies, Inc., 3399 Peachtree Road, N.E., The Lenox Building, Suite 600, Atlanta, Georgia 30326.

                                          By Order of the Board of Directors,

                                          Patrick G. Jones
                                          Corporate Secretary

Atlanta, Georgia
May 20, 1999

                                                                     Appendix A


                          PREMIERE TECHNOLOGIES, INC.
                         ASSOCIATE STOCK PURCHASE PLAN

1. PURPOSE

  The Premiere Technologies, Inc. Associate Stock Purchase Plan (the "Plan") is intended to encourage the associates of Premiere Technologies, Inc. (the "Company") and certain of its subsidiaries to acquire a proprietary interest, or to increase their existing proprietary interest, in the Company. The Board of Directors of the Company (the "Board") believes that associate ownership of the Company's stock will serve as an incentive, encouraging associates to continue their employment and to perform diligently their duties as associates. The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2. STOCK RESERVED FOR THE PLAN

  The Company will reserve one million (1,000,000) shares of the Company's common stock, $.01 par value per share ("Stock"), for purchase by associates under the Plan. The number of shares of Stock reserved for the Plan may be adjusted as provided in Section 16. The shares of Stock reserved for the Plan may be shares now or hereafter authorized but unissued shares or shares that have been reacquired by the Company.

3. ADMINISTRATION

  The Plan will be administered by a committee (the "Committee") that will consist of those persons designated by the Board. The members of the Committee may, but need not, be members of the Board. The Board from time to time may remove members from, or add members to, the Committee. Vacancies on the Committee will be filled by the Board. Subject to the express provisions of the Plan, the Committee will have authority to interpret the Plan, to prescribe rules and regulations for administering the Plan, and to make all other determinations necessary or advisable in administering the Plan. The determinations of the Committee will be final and binding upon all persons, unless otherwise determined by the Board. A majority of the members of the Committee will constitute a quorum, and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent signed by all members of the Committee.

4. ELIGIBILITY

  (a) Eligible Associates. Except for those persons specifically excluded under subsection (b) hereof, (i) all employees of the Company, and (ii) all employees of any subsidiary corporation of the Company (as defined in Code Section 424(f), that are designated by the Board as participating subsidiaries ("Subsidiaries"), will be eligible to participate in the Plan. Such employees are referred to herein as "Associates."

  (b) Excluded Associates. The following Associates will not be eligible to participate in the Plan:

    (i) any Associate who, as of the Offering Date (as defined below) of a Purchase Period, has not completed two consecutive months of employment with the Company or a Participating Subsidiary;

    (ii) any Associate whose customary employment is 19 hours or less per week or for not more than 5 months in any calendar year; and

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    (iii) any Associate who, immediately after a right to purchase Stock is granted hereunder, would own shares of Stock, or of the stock of a Subsidiary, possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary. In determining whether an Associate owns 5 percent of such shares, (A) the attribution of ownership rules of Code
          Section 424(d) will apply, and (B) an Associate will be deemed to own the shares of stock underlying any outstanding option which he has been granted (whether under the Plan or any other plan or arrangement).

5. PURCHASE PERIODS

  The Plan will be implemented by a continuous series of offerings. The period for which each such offering is effective is referred to herein as a "Purchase Period." The initial Purchase Period under the Plan will begin on June 1, 1999 and end on October 29, 1999. Subsequent Purchase Periods will each be for a six-month period and will commence on the first business day in May and November and end on the last business day in October and April, respectively. The first day of each Purchase Period is referred to herein as the "Offering Date", and the last day of each Purchase Period is referred to herein as the "Purchase Date." The Board may provide for Purchase Periods having different durations, provided that no Purchase Period may exceed 27 months.

6. ELECTION TO PARTICIPATE

  (a) Initial Election. Each Associate who is eligible to participate in the Plan may become a participant (a "Participant") by making an election, prior to any Offering Date and in the accordance with procedures established by the Committee, authorizing specified payroll deductions over the next succeeding Purchase Period (an "Election Form"). Each election will be expressed as a full percentage of the Associate's Compensation (as defined below), which may not exceed 20 percent of the Associate's Compensation for any payroll period or be less than 1 percent of the Associate's Compensation for any payroll period (or such other maximum and minimum percentages as the Committee may determine). A Participant's "Compensation" is his total cash compensation payable from the Company and its affiliates, including commissions and bonuses. Payroll deductions for a participant will be made regularly during the Purchase period by the Company, and will be credited to a bookkeeping account established by the Company in the name of the Participant (the "Cash Account"). No interest will be paid on or credited to Cash Accounts.

  (b) Change in Rate of Payroll Deduction. A participant may discontinue making payroll deductions in accordance with Section 6(c), but may not otherwise increase or decrease the amount of payroll deductions elected for a Purchase Period.

  (c) Discontinuance of Contributions. At any time prior to the 10th calendar day preceding the Purchase Date of a Purchase Period (or such other deadline as may be established by the Committee), a Participant may discontinue participation in the Plan for the current Purchase Period by providing notice in accordance with procedures established by the Committee. Upon such discontinuance, at the Participant's election, the balance of his Cash Account will be (i) returned to the Participant as soon as administratively possible, or (ii) held in the Cash Account until the end of the Purchase Period and applied to purchase Stock in accordance with Section 10. A Participant who discontinues payroll deductions may recommence his participation in the Plan as of the Offering Date for any other succeeding Purchase Period, provided he otherwise is eligible to participate and timely files a new Election Form with the Committee or its designate.

7. RIGHTS TO PURCHASE STOCK

  For each Purchase Period, each Participant will have the right to purchase that number of shares of stock determined by dividing (i) $25,000 by (ii) the Fair Market Value of one share of Stock (as defined in Section 9(b) on the Offering Date for the Purchase Period; provided, however, that no Participant will have the right to purchase Stock in excess of the annual limit in Section 8. If the number of shares of the Stock available for purchase under the Plan is insufficient to grant to each participant the right to purchase the full number of shares to which he otherwise would be entitled, then each Participant will have the right to purchase that number of available shares of Stock that is equal to the total number of available shares of stock multiplied by a fraction, the numerator of which is the amount of Compensation credited to the Participant's Cash Account for the Purchase Period, and the denominator of which is the total amount of Compensation credited to the Cash Accounts of all Participants for the Purchase Period.

8. ANNUAL LIMIT

  No right to purchase shares of Stock under the Plan will be granted to an Associate if such right, when combined with all other rights and options granted under all of the Code Section 423 employee stock purchase plans of the Company, its Subsidiaries or any parent corporation (within the meaning of Code Section 424(e)), would permit his rights to purchase shares of Stock to accrue at a rate which exceeds $25,000 in Fair Market Value (determined at the time the right or option is granted) for each calendar year in which the right or option is outstanding at any time, determined in accordance with Code
Section 423(b)(8).

9. PURCHASE PRICE

  (a) Price. The purchase price of each share of stock will be the lesser of
      (i) 85 percent of the Fair Market Value of the Stock on the Offering Date, or (ii) 85 percent of the Fair Market Value of the Stock on the Purchase Date.

  (b) Fair Market Value. The Fair Market Value of the Stock, as of any date, will be equal to the closing price of the Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") as reported in The Wall Street Journal on the closest preceding date for which any transaction is reported. If the Stock is not traded on NASDAQ, Fair Market Value will be determined using the method established by the Committee.

10.PURCHASE OF STOCK

  (a) Funds in Cash Account Used to Purchase Shares of Stock. Subject to the share limitations set forth in Sections 7 and 8 above, as of each Purchase Date, the Committee will purchase from the Company using the funds in each Cash Account on such date, on behalf of each participant having funds in his Cash Account, the number of whole or fractional shares of Stock determined by dividing the amount in such Cash Account on such date by the purchase price determined under Section 9.

11. STOCK ACCOUNTS

  (a) Establishment of Accounts. As soon as practicable after each Purchase Date, the company will deliver to a custodian selected by the Committee (the "Custodian") a certificate or certificates representing the total number of shares purchased by all Participants in the Purchase Period. The Custodian will maintain a separate "Stock Account" for each Participant, which will be credited with the number of shares of Stock purchased by the participant under the Plan.

  (b) Withdrawal from Stock Accounts. A Participant may withdraw any shares of Stock credited to his Stock Account after such shares have been held in the Stock Account for a period of at least 18 months (or such other holding period as may be established by the Committee). As soon as practicable after such request by a Participant, the Committee will cause a certificate representing such Shares to be delivered to the Participant.

  (c) Sales from Stock Accounts. A Participant may at any time direct the Custodian to effect the sale of some or all of the shares of Stock credited to the Participant's stock Account, provided that the Committee may impose limitations on resales as it deems necessary for the proper administration of the Plan. All such sales shall be effected on the open market, and the Participant shall be responsible for all brokerage commissions and other costs associated with such transaction.

  (d) Rights as Shareholders. A Participant will have all of the rights of a shareholder of the Company with respect to all of the shares of stock credited to his Stock Account, including the right to vote and receive dividends on such Shares.

12. TERMINATION OF EMPLOYMENT

  If a Participant terminates employment with the Company and its Subsidiaries during a Purchase Period for any reason, including death or disability, then the Participant's participation in the Plan will immediately terminate and the balance of the Participant's Cash Account will be returned to the Participant as soon as administratively possible. For purposes of the Plan, a participant who is on an approved leave of absence shall not be considered to have terminated employment until the 91st day of such leave of absence or such longer period as the participant's right to re-employment is guaranteed by law or contract.

13. DESIGNATION OF BENEFICIARY

  In accordance with procedures established by the Committee, a Participant may designate one or more beneficiaries to receive benefits in the event of the Participant's death. If a Participant fails to properly designate a beneficiary, the Participant's estate will be considered the Participant's beneficiary for purposes of the Plan.

14. COMPLIANCE WITH SECURITIES LAW

  All shares of Stock issued under the Plan will be subject to such restrictions as the Committee may deem advisable under an applicable federal or state securities laws, and the Committee may cause a legend or legends making reference to such restrictions to be placed on the certificates representing such shares.

15. RIGHTS NOT TRANSFERABLE

  Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution and are exercisable during his lifetime only by the Participants.

16. ADJUSTMENT IN CASE OF CHANGES AFFECTING THE COMPANY'S STOCK

  In the event of a subdivision or consolidation of outstanding shares of Stock, or the payment of a stock dividend thereon, or in the event of any "corporate transaction" as defined in Treasury Regulations Section 1.425-1(a)(1)(ii)(now relating to Code Section 424), the number of shares reserved or authorized to be reserved under the Plan and the number and price of such shares subject to purchase pursuant to rights outstanding hereunder, and the number of shares credited to Participant's Stock Accounts, will be adjusted in such manner as may be deemed necessary or equitable by the Board to give proper effect to such event, subject to the limitations of Code Section 424.

17. AMENDMENT OF THE PLAN

  The Board shall have the right to amend or modify the Plan, in full or in part, at any time and from time to time; provided, however, that no amendment or modification shall

  (a) affect any right or obligation with respect to any grant previously made, unless required by law, or

  (b) unless previously approved by the stockholders of the Company, where such approval is necessary to satisfy federal securities laws, the Internal Revenue Code of 1986, as amended, or rules of any stock exchange on which the Company's common stock is listed:

    1) in any manner materially affect the eligibility requirements set forth in Sections 4, or change the definition of Company as set forth in Section 1,

    2) increase the number of shares of Stock subject to any options issued to participants (except as provided in Section 16), or

    3) materially increase the benefits to participants under the plan.

18. TERMINATION OF THE PLAN

  The Plan and all rights of Associates hereunder will terminate:

    (i) as of the Purchase Date on which Participants purchase a number of shares of Stock that substantially exhausts the number of shares available for issuance under the Plan, to such an extent that the Committee determines that no subsequent offerings are practicable; or

    (ii) at any time upon action of the Board; provided however, that if the Plan is terminated during any Purchase Period, any amounts in a Participant's Cash Account will be returned to the Participant.

19. EFFECTIVE DATE OF PLAN

  The Plan will become effective as of the date the Plan is adopted by the Board; provided, however, that if the Plan is not approved by the holders of a majority of the voting power of the outstanding shares of stock within 12 months from the date the Plan is adopted by the Board, the Plan will be terminated and all amounts in Participants Cash Accounts returned to them.

20. GOVERNMENT AND OTHER REGULATIONS

  The Plan, and the grant and exercise of the rights to purchase shares of stock hereunder, and the Company's obligation to sell and deliver shares of Stock, will be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

21. INDEMNIFICATION OF COMMITTEE

  In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee will be indemnified by the Company against reasonable expenses (including, without limitation, attorney's fees) actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgement in any such action, suit or proceeding, except in relation to matters as to which it will be adjudged in such action, suit or proceeding that such Committee member did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

                                     PROXY
                          PREMIERE TECHNOLOGIES, INC.

  The undersigned hereby appoints Boland T. Jones and Patrick G. Jones, each with full power of substitution, acting jointly or by any of them if only one be present and acting, attorneys and proxies to vote in the manner specified below (according to the number of shares which the undersigned would be entitled to cast if then personally present), all the shares of common stock, par value $.01 per share, or all the Series B voting preferred stock, par value $.01 per share, of Premiere Technologies, Inc. held of record by the undersigned at the close of business on April 15, 1999 at the Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on June 22, 1999, at the JW Marriott Hotel at Lenox, 3300 Lenox Road, N.E., Atlanta, Georgia, 30326, including any adjournments thereof.

1. Election of the following nominees:

 Nominees: Raymond H. Pirtle, Jr., Roy B. Andersen, Jr. and Jackie M. Ward to serve as Class II directors for terms expiring at the annual meeting of shareholders in 2002.

      FOR all nominees          WITHHOLD authority to vote for
      listed above [_]          nominees listed above [_]
 (Instruction: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)
              ---------------------------------------------------
 Nominee: Jeffrey T. Arnold to serve as Class III director for a term expiring at the annual meeting of shareholders in 2000.

      FOR nominee listed        WITHHOLD authority to vote for
      above [_]                 nominee listed above [_]

2. Adoption of the Premiere Technologies, Inc. Associate Stock Purchase Plan:

      FOR [_]               AGAINST [_]           ABSTAIN [_]

  This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2, and with discretionary authority on all other matters that may properly come before the Meeting or any adjournment thereof of which the Company did not have notice on or before April, 15, 1999.

  Please sign exactly as your name appears on your stock certificate and date as of the date of signature. Where shares are held jointly, each shareholder must sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                             ----------------------------------
                                             Signature of Shareholder
                                             ----------------------------------
                                             Signatures of Other Shareholder
                                             (if held jointly)

                                             Dated: _____________________, 1999

   THIS PROXY IS SOLICITED ON BEHALF OF PREMIERE TECHNOLOGIES INC.'S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.